UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): November 7, 2022

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(Address of Principal Executive Offices, including zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Devin Emery, Chief Strategy Officer.

On November 7, 2022, Devin Emery, the Chief Strategy Officer of CuriosityStream, Inc. (the “Company”), notified the Company of his decision to resign his position to pursue another opportunity. Mr. Emery’s resignation is effective as of the close of business on November 13, 2022.

To assist the Company with its transition, it is anticipated that Mr. Emery will provide consulting services to the Company on an as-needed temporary basis.

Termination of Severance Plan for Executive Officers and Amendment to Severance Pay Plan.

The Company has previously adopted both the CuriosityStream Inc. Severance Pay Plan (“Severance Pay Plan”) to provide for payments upon a termination of employment, which applied to employees who are not “named executive officers” of the Company and who met the eligibility requirements, and the CuriosityStream Inc. Severance Plan for Executive Officers (the “Severance Plan for Executive Officers”) which provided severance benefits to certain named executive officers designated as “Executive Officers” under the Severance Plan for Executive Officers. Of the current named executive officers, only Tia Cudahy and Devin Emery were designated as Executive Officers under the Severance Plan for Executive Officers and Mr. Emery’s resignation from the Company will not entitle him to severance payments. Mr. Stinchcomb is not eligible under either the Severance Pay Plan or the Severance Plan for Executive Officers as a result of his employment agreement with the Company.

On November 7, 2022, the Compensation Committee of the Board of Directors recommended, and on November 8, 2022, the Board of Directors of the Company approved, the termination of the Severance Plan for Executive Officers effective as of November 8, 2022 and the amendment of the Severance Pay Plan to permit named executive officers who otherwise met the eligibility criteria to participate in the Severance Pay Plan. As a result of the termination of the Severance Plan for Executive Officers and the amendment of the Severance Pay Plan, Ms. Cudahy and Mr. Westley have become eligible employees under the Severance Pay Plan.

In addition, the Compensation Committee of the Board of Directors recommended, and the Board of Directors of the Company approved, an amendment (the “Amendment”) to the Severance Pay Plan to exclude the prorated target bonus amounts from the determination of severance payments under the Severance Pay Plan.

Under the Severance Pay Plan, if Ms. Cudahy’s or Mr. Westley’s employment were terminated by the Company under conditions set forth in the Severance Pay Plan, they would be entitled to a severance payment equal to one month of base pay for each year of service, with a minimum of 3 months of base pay and a maximum of 12 months of base pay. Ms. Cudahy currently has 14 years of service with the Company and its subsidiaries and affiliates and Mr. Westley currently has 7 months of service. The severance payments are conditioned on the employee executing a release of claims and the payments are made in installments.

The foregoing description is qualified in its entirety by reference to the terms of the Severance Pay Plan (as amended by the Amendment), which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	CuriosityStream Inc. Severance Pay Plan and Summary Plan Description, dated November 8, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURIOSITYSTREAM INC.

By:	/s/ Tia Cudahy
Name: Tia Cudahy
Title: Chief Operating Officer and General Counsel

Date: November 9, 2022